UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Grand Canyon Education, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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3300 W. Camelback Road
Phoenix, Arizona 85017
(602) 639-7500
April 7, 2010
Dear Stockholder:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Grand Canyon Education, Inc. (the “Company”) to be held at McKinley Hall on the campus of Grand Canyon University at 3300 W. Camelback Road, Phoenix, Arizona 85017, commencing at 8:00 a.m., local time, on Tuesday, May 18, 2010.
The notice of annual meeting and the proxy statement that follow describe the matters to come before the Annual Meeting. Each holder of record of shares of the Company’s common stock (NasdaqGM: LOPE) at the close of business on March 29, 2010 is entitled to receive notice of and to vote at the Annual Meeting, and any adjournment or postponement of the Annual Meeting. Shares of our common stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.
We hope that you will be able to attend the Annual Meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope, or submit the enclosed proxy by telephone or through the Internet in accordance with the instructions set forth on the enclosed proxy card, as quickly as possible, even if you plan to attend the Annual Meeting. You may revoke the proxy and vote in person at the Annual Meeting if you so desire.
Sincerely,
Brian E. Mueller
Chief Executive Officer and Director
This proxy statement is dated April 7, 2010, and is first being sent or given to stockholders on or about April 9, 2010.

VOTING METHODS
The accompanying proxy statement describes important issues affecting Grand Canyon Education, Inc. If you are a stockholder of record as of the record date, you have the right to submit your proxy through the Internet, by telephone or by mail. You also may revoke your proxy at any time before the Annual Meeting. Please help us save time and administrative costs by submitting your proxy through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your voting instructions are confirmed and posted immediately. To submit your proxy:
1.	BY TELEPHONE
a.	On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, through 11:59 p.m. (PT) on May 17, 2010.

b.	Please have available your proxy card and the last four digits of your Social Security Number or Tax Identification Number.

c.	Follow the simple instructions provided.
2.	BY INTERNET
a.	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. (PT) on May 17, 2010.

b.	Please have available your proxy card and the last four digits of your Social Security Number or Tax Identification Number and create an electronic ballot.

c.	Follow the simple instructions provided.
3.	BY MAIL (if you submit your proxy by telephone or Internet, please do not mail your proxy card)
a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.
If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive our proxy statement and our 2009 annual report, which includes our audited financial statements, from the organization holding your account and you must follow the instructions provided by such organization to submit your proxy.
Your vote is important. Thank you for submitting your proxy.

Notice of Annual Meeting of Stockholders
to be held on May 18, 2010
To our Stockholders:
The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Grand Canyon Education, Inc. (the “Company”), will be held at McKinley Hall on the campus of Grand Canyon University at 3300 W. Camelback Road, Phoenix, Arizona 85017, commencing at 8:00 a.m., local time, on Tuesday, May 18, 2010, for the following purposes:
1.	To elect a Board of Directors of eight directors, each to serve until the next annual meeting of stockholders or until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.
Our Board of Directors has fixed March 29, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of Grand Canyon Education, Inc., Office of the General Counsel, 3300 W. Camelback Road, Phoenix, Arizona 85017 between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the Annual Meeting.
Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to submit the enclosed proxy by telephone or through the Internet in accordance with the instructions provided to you. If you received a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and submitting your proxy by telephone or through the Internet or returning your proxy by mail will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 18, 2010. This proxy statement and our 2009 annual report for the year ended December 31, 2009, are also available at http://materials.proxyvote.com/38526M.
By Order of the Board of Directors,
Christopher C. Richardson
Secretary
Phoenix, Arizona
April 7, 2010

-i-

Grand Canyon Education, Inc.
3300 West Camelback Road
Phoenix, Arizona 85017

PROXY STATEMENT

GENERAL INFORMATION
The enclosed proxy is being solicited by our Board of Directors for use in connection with the Annual Meeting to be held on Tuesday, May 18, 2010, at McKinley Hall on the Company’s campus at 3300 W. Camelback Road, Phoenix, Arizona 85017, commencing at 8:00 a.m., local time, and at any adjournment or postponement thereof.
Availability of Proxy Materials
This proxy statement, and our Board of Directors’ form of proxy to stockholders, was mailed or made available to our stockholders on or about April 7, 2010. Any stockholder of record whose shares are registered in the stockholder’s name with our transfer agent, Computershare, will receive a printed copy of the proxy materials by mail. Any stockholder of record who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a printed copy of the proxy materials by mail from the organization holding the stockholder’s account.
In addition, we are also making our proxy materials, which include our notice of Annual Meeting, proxy statement and 2009 annual report, available to our stockholders over the Internet at http://materials.proxyvote.com/38526M.
Record Date and Quorum
Only stockholders of record at the close of business on March 29, 2010, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on the record date, we had 45,702,415 shares of our common stock outstanding and entitled to vote, with each such outstanding share entitled to one vote per share on each matter to be voted upon by stockholders. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.
Submission of Proxies; Revocation
Shares represented by proxies submitted by telephone or through the Internet in accordance with the instructions set forth in this proxy statement, or submitted on the enclosed proxy card that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation, submitting a properly executed proxy bearing a later date, voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for stockholders of record, or by attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

Deadlines for Stockholder Proposals
Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the Securities and Exchange Commission (the “SEC”), including specifically under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal to be included in our proxy statement must be received at our principal executive offices, addressed to our Secretary, not less than 120 calendar days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in our proxy materials for our 2011 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to our Secretary, not later than the close of business on December 9, 2010. Subject to certain exceptions, stockholder business that is not intended for inclusion in our proxy materials may be brought before an annual meeting so long as we receive notice of the proposal as specified by, and subject to the conditions set forth in, our bylaws, addressed to our Secretary at our principal executive offices, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2011 Annual Meeting of Stockholders, proper notice of business that is not intended for inclusion in our proxy statement must be received not earlier than the close of business on January 19, 2011, nor later than the close of business on February 18, 2011.
A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Company’s bylaws, the language of the proposed amendment, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and the names and addresses of the beneficial owners, if any, on whose behalf the business is being brought, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting on the date of such notice and intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (iv) any material interest of the stockholder and such other beneficial owner in such business, (v) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and such other beneficial owner, (vi) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or such beneficial owner, and (vii) any material interest of the stockholder and such other beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of the Company in such business.
Quorum
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.
Vote Required
Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the Board of Directors of each of the nominees for director. Stockholders do not have the right to cumulate their votes in the election of directors. Votes that are withheld, abstentions, and broker non-votes will have no effect on the outcome of the election.
If you hold your shares in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on routine matters, which include the ratification of our independent public accountants. However, your record holder cannot vote your shares without your specific instructions on the election of directors. If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on the proposal relating to the election of directors and so will have no effect on the vote. Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares.

Ratification of the appointment of the Independent Registered Public Accounting Firm. Approval of the proposal to ratify the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal.
Adjournment or Postponement of Meeting
The Annual Meeting may be adjourned or postponed to any other time and to any other place at which a meeting of stockholders may be held by the chairman of the Annual Meeting or, in the absence of such person, by any officer entitled to preside at or to act as Secretary of the Annual Meeting, or by the holders of a majority of the shares of stock present or represented by proxy at the meeting and entitled to vote, although less than a quorum.
Expenses of Soliciting Proxies
We will bear the cost of soliciting proxies. In addition to solicitation by the use of mail or via Internet, certain directors, officers and regular employees may solicit proxies by telephone or personal interview. None of such persons will receive any additional compensation for their services.

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Philosophy
The business affairs of the Company are managed under the direction of the Board of Directors in accordance with the Delaware General Corporation Law, as implemented by the Company’s certificate of incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of the Company for the benefit of its stockholders and other constituencies. The Board strives to ensure the success and continuity of business through the selection of qualified management. It is also responsible for ensuring that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles.
Board of Directors Meetings and Attendance
During our 2009 fiscal year, our Board of Directors held nine meetings and acted by written consent three times. With respect to those nine meetings, each director attended more than 75% of such meetings that were held during each director’s time of service, and each of our directors attended at least 75% of the aggregate number of the meetings of the board committees on which such director serves. We do not have a formal policy regarding attendance of our directors at annual meetings of our stockholders, but we do encourage each of our directors to attend. Six of our seven directors attended our 2009 annual meeting.
Director Independence
Our Board of Directors periodically reviews the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our Company and management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. Our Board of Directors has affirmatively determined that each director other than Brent D. Richardson, who is our Executive Chairman, Brian E. Mueller, who is our Chief Executive Officer, and Christopher C. Richardson, who is our General Counsel, is “independent,” as defined by the Marketplace Rules of the Nasdaq Stock Market. Under the Marketplace Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board of Directors affirmatively determines that the director does not have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.
With respect to Messrs. Chad N. Heath and D. Mark Dorman, our Board of Directors considers their roles as managing directors of Endeavour Capital IV, LLC, which is the general partner of certain affiliated investment funds (the “Endeavour Entities”), and the fact that the Endeavour Entities own a significant, although non-controlling, number of shares of our capital stock. See “Beneficial Ownership of Common Stock.” The Board of Directors also considers the fact that we were a party to an investor rights agreement with the Endeavour Entities, among others, in connection with their ownership of our capital stock, portions of which continue in effect. See “Certain Relationships and Related Transactions — Investor Rights Agreement.” Finally, the Board of Directors also considers the fact that the Endeavour Entities are parties to a proxy and voting agreement with respect to their shares of common stock, pursuant to which the Endeavour Entities have agreed to vote their shares of common stock as directed by Brent D. Richardson and Christopher C. Richardson. See “Certain Relationships and Related Transactions — Voting Agreement.” After reviewing these relationships between and among the Company, the Richardsons, the Endeavour Entities, and Messrs. Heath and Dorman, and considering that the affiliation between Messrs. Heath and Dorman and the Endeavour Entities will positively align their interests with those of our public stockholders, our Board of Directors has affirmatively determined (with Messrs. Heath and Dorman abstaining) that, in its judgment, Messrs. Heath and Dorman meet the applicable independence standards established by the Nasdaq Stock Market and that these relationships do not interfere with the exercise of independent judgment by these directors.

Board Leadership Structure
We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Currently, even though Mr. Richardson is an employee of the Company, the Board believes that Mr. Richardson’s role as Chairman ensures a greater role for the non-management directors in the oversight of the Company and encourages greater participation of the non-management directors in setting agendas and establishing priorities and procedures for the work of the Board. Because Mr. Richardson is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed the Chairman of our Compensation Committee, Mr. David J. Johnson, as “lead independent director” to preside at executive sessions of “non-management” directors. The Board generally seeks to hold executive sessions twice a year.
Committees of Our Board of Directors
Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors. Our Board of Directors has established three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. With respect to committee meetings, each director attended more than 75% of such meetings that were held during each director’s time of service. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. The composition of the board committees complies with the applicable rules of the Nasdaq Stock Market and applicable law. Our Board of Directors has adopted a written charter for each of the standing committees, which are available in the Corporate Governance section of the Investor Relations page on our website at www.gcu.edu.
Audit Committee. Our audit committee consists of Messrs. Jack A. Henry (chair), David J. Johnson, and, beginning in November 2009, Gerald J. Colangelo, each of whom our Board of Directors has determined is “independent,” as defined under and required by the rules of the Nasdaq Stock Market and the federal securities laws. Our audit committee met six times during 2009, with all meetings occurring prior to Mr. Colangelo’s appointment. Our audit committee is directly responsible for, among other things, the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The committee is also responsible for discussing the effectiveness of the internal controls over financial reporting with the firm and relevant financial management. Our Board of Directors has determined that each of Messrs. Henry, Johnson and Colangelo qualifies as an “audit committee financial expert,” as defined under applicable federal securities laws.
Compensation Committee. Our compensation committee consists of Messrs. David J. Johnson (chair), Chad N. Heath, and D. Mark Dorman, each of whom the Board of Directors has determined is “independent,” as defined under and required by the rules of the Nasdaq Stock Market. Our compensation committee met five times and acted by written consent eight times during 2009. The compensation committee is responsible for, among other things, supervising and reviewing our affairs as they relate to the compensation and benefits of our executive officers. In carrying out these responsibilities, the compensation committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.
The compensation committee’s charter allows it to delegate any matters within its authority to individuals or subcommittees as it deems appropriate. In addition, the compensation committee has the authority under its charter to retain outside advisors to assist it in the performance of its duties. In the fall of 2009, the compensation committee engaged Mercer as its compensation consultant and advisor. The compensation committee felt engagement of an outside consultant was particularly beneficial given the significant change in the Company’s operations resulting from its initial public offering in November 2008 and the committee’s desire to have an outside advisor to:
•	Provide ongoing recommendations regarding executive compensation consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;
•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and
•	Advise the compensation committee as to best practices.

Following its engagement, Mercer conducted a review of the Company’s executive compensation program, including an evaluation of the market positioning for total compensation and individual pay elements, and conducted interviews with representatives of management and the compensation committee to understand the peer group with which the Company competes for labor, capital and customers. In addition to these considerations, Mercer considered peers based on the Company’s industry and revenue. Mercer recommended a peer group of publicly traded education companies with median revenue near the Company’s revenue, which was approved. The peer group consists of the following companies:
•	Education Management Corporation;
•	Career Education Corporation
•	DeVry, Inc.
•	Corinthian Colleges, Inc.
•	ITT Educational Services, Inc.
•	Lincoln Educational Services, Inc.
•	Strayer Education, Inc.
•	Universal Technical Institute, Inc.
•	Bridgepoint Education, Inc.
•	K12, Inc.
•	Capella Education, Inc.
•	Princeton Review, Inc.
•	Learning Tree International, Inc.
•	American Public Education Co.
The compensation committee expects to utilize Mercer’s peer group analyses in setting compensation for 2010 and future years.
Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Messrs. Chad N. Heath (chair) and D. Mark Dorman, each of whom our Board of Directors has determined is “independent,” as defined under and required by the rules of the Nasdaq Stock Market. Our nominating and corporate governance committee met four times during 2009. The nominating and corporate governance committee is responsible for, among other things, identifying individuals qualified to become board members; recommending to the Board of Directors nominees for each election of directors; developing and recommending to the Board of Directors criteria for selecting qualified director candidates; considering committee member qualifications, appointment and removal; recommending corporate governance principles, codes of conduct and compliance mechanisms; and providing oversight in the evaluation of the board and each committee.
Code of Conduct
We have adopted our business code of conduct, which applies to all of our employees, directors, and consultants. The code of conduct includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer and principal accounting officer, and other employees performing similar functions. A copy of our code of conduct is available on the Corporate Governance section of the Investor Relations page on our website at www.gcu.edu. We intend to post on our website any amendment to, or waiver from, a provision of our code of conduct that applies to any director or officer, including our chief executive officer, chief financial officer and principal accounting officer, and other persons performing similar functions, promptly following the date of such amendment or waiver.
Risk Oversight
Our Board of Directors is responsible for oversight of our risk assessment and management process. The Board has delegated to the compensation committee basic responsibility for oversight of management’s compensation risk assessment, and has delegated to the audit committee tasks related to risk process oversight. In exercising its oversight duties, the Board receives reports from each committee regarding the committee’s considerations and actions. The audit committee’s process includes working with the Company’s Chief Risk Officer and other members of the Company’s enterprise risk management team, meeting periodically with the Chief Risk Officer and other members of management and receiving reports on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The audit committee may also, from time to time, receive updates between meetings from the Chief Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters.

Director Nomination Process
When selecting nominees for appointment or election to our Board of Directors, our nominating and corporate governance committee intends to make such selections pursuant to the following process:
•	the identification of director candidates by our nominating and corporate governance committee based upon suggestions from current directors and senior management, recommendations by stockholders and/or use of a director search firm;
•	a review of the candidates’ qualifications by our nominating and corporate governance committee to determine which candidates best meet our Board of Directors’ required and desired criteria;
•	interviews of interested candidates who best meet these criteria by the chair of the nominating and corporate governance committee, the chair of our Board of Directors, and/or certain other directors;
•	the recommendation by our nominating and corporate governance committee for inclusion in the slate of directors for the annual meeting of stockholders or for appointment by our Board of Directors to fill a vacancy during the interval between stockholder meetings; and
•	formal nomination by our Board of Directors.
Although our nominating and corporate governance committee will review each candidate’s qualifications to determine whether such candidate is appropriate for our Board of Directors, candidates need not possess any minimum qualifications or specific qualities or skills. In accordance with its charter, the nominating and corporate governance committee’s review and assessment of incumbent directors and proposed nominees includes the consideration of a candidate’s skills, business experiences, and background, which may include with respect to any particular incumbent or proposed nominee consideration of one or more of the following criteria:
•	The extent of the director’s/proposed nominee’s educational, business, non-profit or professional acumen and experience;
•	Whether the director/proposed nominee assists in achieving a mix of Board members that represents a diversity of background, perspective and experience;
•	Whether the director/proposed nominee meets the independence requirements of the listing standards of the Nasdaq Stock Market;
•	Whether the director/proposed nominee has the business experience relevant to an understanding of our business;
•	Whether the director/proposed nominee would be considered a “financial expert” or “financially literate” as defined in applicable listing standards or applicable law;
•	Whether the director/proposed nominee, by virtue of particular technical expertise, experience or specialized skill relevant to our current or future business, will add specific value as a Board member; and
•	Whether the director/proposed nominee possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.
With respect to existing members of the Board of Directors, our nominating and corporate governance committee will reassess the qualifications of a director, including the director’s performance on our board to date, the director’s current employment, the director’s service on other boards and the director’s independence, prior to recommending a director for reelection to another term. All director-nominees were recommended for election at the Annual Meeting by our nominating and corporate governance committee, and such recommendations were formally approved by our Board of Directors.

Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our nominating and corporate governance committee, c/o General Counsel, Grand Canyon Education, Inc., 3300 W. Camelback Road, Phoenix, Arizona 85017. Submissions must be received not less than 120 calendar days in advance of the first anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. For our 2011 Annual Meeting of Stockholders, stockholder nominations must be received by December 9, 2010.
Each submission must set forth: (i) the name and address of the stockholder who intends to make the nomination, or the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; (v) the consent of each nominee to serve as a director of the Company if so elected; and (vi) the class, if applicable, and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner.
We did not receive any director nominations from stockholders for the Annual Meeting.
Compensation Committee Interlocks and Insider Participation
During 2009, Messrs. Johnson, Heath and Dorman served as the members of our compensation committee. No executive officer serves, or in the past has served, as a member of the Board of Directors or compensation committee of any entity that has any of its executive officers serving as a member of our Board of Directors or compensation committee.
Stockholder Communications with the Board of Directors
Stockholders may communicate with any of our directors, including our lead outside director, the chair of any of the committees of the Board of Directors, or the non-management directors as a group by writing to them c/o Secretary, Grand Canyon Education, Inc., 3300 West Camelback Road, Phoenix, Arizona 85017. Please specify to whom your correspondence should be directed. The Secretary will promptly forward all correspondence to the Board of Directors or any specific director, as indicated in the correspondence, except for junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Secretary may forward certain correspondence, such as product-related or service-related inquiries, elsewhere within the Company for review and possible response.

2009 Compensation of Directors
In 2009, we adopted a directors’ compensation policy for our non-employee directors, which utilizes annual retainers, per meeting fees, and restricted stock grants. For joining our board, new non-employee directors receive an award of restricted stock under our 2008 Equity Incentive Plan (the “Equity Incentive Plan”) valued at $20,000, which vests on the one year anniversary of the date of grant, subject to accelerated vesting in the event of a change in control. For serving on the Board of Directors, our non-employee directors receive an annual retainer of $60,000 in cash or, at their election, an annual retainer consisting of $30,000 in cash and an award of restricted stock under our Equity Incentive Plan valued at $35,000. The restricted stock grants to our non-employee directors are made after our annual meeting of stockholders each year and vest on the earlier of the one year anniversary of the date of grant or immediately prior to the following year’s annual meeting of stockholders, subject to acceleration in the event of a change in control. In addition, our lead outside director receives an annual cash retainer of $33,333, each non-employee director receives an annual cash retainer for service on a board committee of $5,000, and each committee chair receives an additional annual cash retainer of $2,500, except for the chair of the audit committee, whose additional annual cash retainer is $5,000. Each of the annual retainers are payable in quarterly installments. We also pay our non-employee directors a fee of $2,000 per meeting for each meeting of the Board of Directors attended. We reimburse all of our directors for reasonable expenses incurred to attend our board and committee meetings.
The following table provides information regarding the compensation paid to our non-employee directors in 2009:

	Fees Earned or	Equity-Based
Name (1)	Paid in Cash ($)	Awards ($)(2)	Total ($)
Chad N. Heath	$75,500	$—	$75,500
D. Mark Dorman	73,000	—	73,000
David J. Johnson	93,833	54,999	148,832
Jack A. Henry	58,000	54,999	112,999
Gerald J. Colangelo	10,750	20,013	30,763

(1)	Directors who are Company employees receive no additional compensation for serving on the Board of Directors. Compensation for Brent D. Richardson, Brian E. Mueller, and Christopher C. Richardson is reflected in the Summary Compensation Table set forth in “Executive Compensation” below.

(2)	Each of Messrs. Johnson and Henry received a restricted stock grant valued at approximately $20,000 on March 3, 2009 in respect of their appointment to our Board of Directors in connection with the closing of our initial public offering in November 2008. Mr. Colangelo received a restricted stock grant valued at approximately $20,000 upon his appointment to our Board of Directors on November 10, 2009. In addition, as part of their annual retainer a restricted stock grant was made after our annual meeting of stockholders on May 19, 2009 to Messrs. Johnson and Henry valued at approximately $35,000.
The following table provides a break down of the cash compensation paid to our non-employee directors in 2009 among annual retainer, board committee chair retainer, board meeting fees and committee meeting fees:

				Committee
	Annual	Board	Committee	Chairperson —
Name	Retainer	Meeting Fees	Meeting Fees	Additional Retainer		Total
Chad N. Heath	$45,000	$18,000	$10,000	$2,500		$75,500
D. Mark Dorman	45,000	18,000	10,000	—		73,000
David J. Johnson	30,000	18,000	12,500	35,833	(1)	93,833
Jack A. Henry	30,000	18,000	5,000	5,000		58,000
Gerald J. Colangelo	7,500	2,000	1,250	—		10,750

(1)	The amount for Mr. Johnson includes the additional annual retainer of $33,333 that he receives in his capacity as lead outside director.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Composition of our Board of Directors
Our bylaws provide that our business will be managed by or under the direction of a Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors. Currently, our Board of Directors consists of eight members. Each nominee for the position of director will be elected at the Annual Meeting to hold office until the next annual meeting of stockholders or the director’s earlier resignation or removal. Upon the recommendation of the nominating and corporate governance committee of the Board of Directors, the Board of Directors has nominated the eight persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire Board of Directors.
Directors and Director Nominees
All of the nominees named below are currently serving on the Board of Directors. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee recommended by the nominating and corporate governance committee and approved by the Board of Directors.
The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Committee Membership
Brent D. Richardson	47	Executive Chairman	None
Brian E. Mueller	56	Chief Executive Officer and Director	None
Christopher C. Richardson	38	General Counsel and Director	None
Chad N. Heath	35	Director	Compensation Nominating and Corporate Governance (chair)
D. Mark Dorman	49	Director	Compensation Nominating and Corporate Governance
David J. Johnson	63	Director	Compensation (chair) Audit
Jack A. Henry	66	Director	Audit (chair)
Gerald J. Colangelo	70	Director	Audit
Brent D. Richardson has been serving as our Executive Chairman since July 1, 2008. Mr. Richardson previously served as our Chief Executive Officer and as a director from 2004 to July 2008. From 2000 to 2004, Mr. Richardson served as chief executive officer of Masters Online, LLC, a company that provided online educational programs and marketing services to several regionally and nationally accredited universities. Prior to 2000, Mr. Richardson served as director of sales and marketing and later general manager of the Educational Division of Private Networks, a company that produced customized distance learning curricula for the healthcare and automotive industries. Mr. Richardson received a Bachelor of Science degree in Finance from Eastern Illinois University. As our former Chief Executive Officer, and with more than 20 years of experience in the education industry, we believe that Mr. Richardson brings an extensive understanding of both our Company, in particular, and the education industry, in general, to the Board and serves as an invaluable resource for assessing and managing risks and planning for corporate strategy within the context of our overall corporate culture.
Brian E. Mueller has been serving as our Chief Executive Officer since July 1, 2008 and as a director since March 2009. From 1987 to 2008, Mr. Mueller was employed by Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between January 2006 and June 2008 as its president and a director. Mr. Mueller previously served as the chief operating officer of Apollo Group from December 2005 to January 2006, as chief executive officer of the University of Phoenix Online, a unit of the University of Phoenix, from March 2002 to November 2005, and as chief operating officer and senior vice president of the University of Phoenix Online from May 1997 to March 2002. From 1987 to May 1997, Mr. Mueller held several positions in operations management for Apollo Group. From 1983 to 1987, Mr. Mueller was a professor at Concordia University. Mr. Mueller received a Bachelor of Arts degree in Education and a Master of Arts in Education degree from Concordia University. We believe that Mr. Mueller’s past experience as a senior operating executive of Apollo Group, the largest company in our industry, and one of the persons directly responsible for the development and growth of online education in the United States, as well as his day to day leadership and intimate knowledge of our business and operations, provide the Board with both industry-wide and Company-specific experience and expertise.

Christopher C. Richardson has been serving as our General Counsel since 2007 and as a director since 2004. From 2004 to 2007, Mr. Richardson served as legal counsel in our Office of General Counsel. Prior to 2004, Mr. Richardson served as the chief operating officer for Masters Online, LLC, a company that provided online educational programs and marketing services to several regionally and nationally accredited universities. Mr. Richardson received a Bachelor of Arts degree in Political Science from Brigham Young University, and a Juris Doctorate from the University of Arizona College of Law, where he graduated summa cum laude. We believe that Mr. Richardson’s legal career, which has been focused both on general corporate matters and on the extensive regulatory issues associated with operating a business in the education industry, as well as his deep knowledge of our Company, has given him the experience and knowledge to guide our Board on a variety of legal and business matters affecting the Company, including corporate governance, regulatory issues and other corporate and litigation matters.
Chad N. Heath has been serving as a member of our Board of Directors since 2005. Mr. Heath joined Endeavour Capital, a private equity firm based in Portland, Oregon that currently manages over $925 million in equity capital, in 2001 and has served as one of its managing directors since 2006. Prior to joining Endeavour Capital, Mr. Heath served as a principal at Charterhouse Group International, a New York-based private equity firm focused on middle-market transactions. Prior to Charterhouse, Mr. Heath worked in the investment banking division of Merrill Lynch. Mr. Heath currently sits on the boards of directors of three privately held companies: Tall Oak Learning, LLC, Barrett-Jackson Holdings, LLC (dba: Barrett-Jackson Auction Company) and Skagit Northwest Holdings, Inc. (dba: Dri-Eaz Products). Mr. Heath received a Bachelor of Science in Business Administration degree, magna cum laude, from Georgetown University. We believe that Mr. Heath’s financial and investment banking background, long association with the Company, and extensive experience in investing in and serving as a director of companies in a variety of industries, brings valuable experience and insights to the Board.
D. Mark Dorman has been serving as a member of our Board of Directors since 2005. Mr. Dorman joined Endeavour Capital in 1998 and has served as one of its managing directors since 2006. Prior to joining Endeavour Capital, Mr. Dorman served as an investment banker at Green Manning & Bunch, a Denver-based investment banking firm focused on merger and acquisition transactions and advisory work for middle-market clients across the western United States. He also served in the investment banking groups of Boettcher & Company and Morgan Stanley. Mr. Dorman currently sits on the boards of directors of PSI Services Holding Inc. (dba: Policy Studies); Skagit Northwest Holdings, Inc. (dba: Dri-Eaz Products); and Barrett-Jackson Holdings, LLC (dba: Barrett-Jackson Auction Company). Mr. Dorman received a Bachelor of Science degree from Lewis & Clark College and a Master of Business Administration degree from Harvard Business School. We believe that Mr. Dorman’s financial and investment banking background, long association with the Company, and extensive experience in investing in and serving as a director of companies in a variety of industries, brings valuable experience and insights to the Board.
David J. Johnson has been serving as a member of our Board of Directors since November 2008. From 1997 to 2006, Mr. Johnson served as chief executive officer and chairman of the board of KinderCare Learning Centers, Inc., a for-profit provider of early childhood education and care services, and from 1991 to 1996, he served as president, chief executive officer, and chairman of the board of Red Lion Hotels Corporation, a hotel company, each of which were portfolio companies of Kohlberg Kravis Roberts & Co. Prior to that time, Mr. Johnson served as a general partner of Hellman & Friedman, a private equity investment firm, from 1989 to 1991, as president, chief operating officer and director of Dillingham Holdings, a diversified company, from 1986 to 1988, and as president and chief executive officer of Cal Gas Corporation, a principal subsidiary of Dillingham Holdings, which was also a portfolio company of Kohlberg Kravis Roberts & Co., from 1984 to 1987. Mr. Johnson received a Bachelor of Arts degree from the University of Oregon and a Master of Business Administration degree from the University of Southern California. We believe that Mr. Johnson’s extensive experience as a chief executive officer of other companies provides a tremendous resource to our Board and management team, particularly in the areas of operations, finance, and corporate governance.

Jack A. Henry has been serving as a member of our Board of Directors since November 2008. Since 2000, Mr. Henry has served as the managing director of Sierra Blanca Ventures, LLC, a private investment and advisory firm. From 1966 to 2000, Mr. Henry worked as a certified public accountant for Arthur Andersen, a national accounting firm, retiring in 2000 as the managing partner of the Phoenix, Arizona office. Mr. Henry currently serves on the boards of directors of White Electronic Designs Corporation (NasdaqGM: WEDC), a provider of semiconductor packages, memory devices, and electromechanical assemblies to the aerospace and defense industries, and IA Global, Inc. (OTCBB: IAGI), a provider of business process outsourcing services. From 2006 to 2008, Mr. Henry served as a director of Point Blank Solutions, Inc. (PBSO.PK), a manufacturer of protective body armor; from 2005 to 2008, he served on the board of directors of VistaCare, Inc. (NasdaqGM: VSTA), a provider of hospice services that was acquired in 2008; and from 2001 to 2006, he served on the board of directors of Vodavi Technology, Inc. (Nasdaq: VTEK), a telecommunications services provider that was acquired in 2006. Mr. Henry also serves on the boards of directors of several other private companies and as President of the Arizona Chapter of the National Association of Corporate Directors. Mr. Henry received a Bachelor of Business Administration degree and a Master of Business Administration degree from the University of Michigan. We believe that Mr. Henry’s extensive experience with public and financial accounting matters for corporate organizations, as well as experience as a consultant to and director of other public companies, provide significant insight and expertise to our Board.
Gerald F. Colangelo has been serving as a member of our Board of Directors since October 2009. Mr. Colangelo has been instrumental in the development of Arizona’s professional sports industry, as the face of the NBA Phoenix Suns franchise since its inaugural season in 1968 and for his role in bringing major league baseball to Phoenix in 1998. He served as the Chairman of the NBA’s Board of Governors, and served as a member of the league’s Finance Committee, Long Range Planning Committee, Expansion Committee and Competition and Rules Committee. He is currently Managing Director of the USA Basketball Men’s Senior National Team program, overseeing a program that achieved the gold medal at the 2008 Beijing Olympics. Mr. Colangelo served as Chairman and CEO of the 2001 World Champion Arizona Diamondbacks, going from expansion team to World Champion in just four years. As with the NBA, Mr. Colangelo was involved with the governing of baseball, servicing on the Legislative Committee and on the board of directors of the MLB Advanced Media arm of the league. He is currently a principal partner of JDM Partners LLC, a real estate development company. He is Chairman of the Board of the Council of Leadership Education, and a past chairman of Collaboration for a New Century; Southwest Leadership Foundation; the National Italian American Sports Hall of Fame and the Leadership Foundations of America. He has served on the board of directors of the Phoenix Art Museum; Greater Phoenix Economic Council; Athletes in Action; and Phoenix Suns Charities. He is currently Vice Chairman of the Naismith Memorial Basketball Hall of Fame, and is Vice Chairman of the National Italian American Foundation and Young Life International; past vice president of the Downtown Phoenix Partnership and past chairman and CEO of the Phoenix Community Alliance. Mr. Colangelo graduated from the University of Illinois. We believe that Mr. Colangelo’s long and successful business career, including as a professional sports team executive and owner and real estate developer, as well his extensive leadership roles with leading athletic, charitable and other organizations throughout Arizona and the United States, provides the Board with significant executive leadership and management experience.
Other than Brent D. Richardson and Christopher C. Richardson, who are brothers, there are no family relationships among any of our directors or executive officers.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE EIGHT NOMINEES LISTED ABOVE TO CONSTITUTE OUR BOARD OF DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Ernst & Young LLP (“Ernst & Young”) has been our independent registered public accounting firm since 2008. Our audit committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our stockholders. In the event the stockholders fail to ratify the selection, the adverse vote will be considered a direction to the audit committee to consider other auditors for next year. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of Ernst & Young for fiscal 2010 will stand, unless the audit committee finds other good reason for making a change. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the Company’s and its stockholders’ best interests. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
A representative of Ernst & Young will be present at the meeting, will be afforded an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions during the meeting.
Fees
For the year ended December 31, 2009 and 2008, Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services. All of the fees for audit, audit-related, tax and other services performed by Ernst & Young were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described below.

Services Rendered	2009	2008(1)
Audit Fees(2)	$551,278	$2,962,247
Audit-Related Fees	—	—
Tax Fees(3)	116,858	98,347
All Other Fees	—	—

Total Fees	$668,136	$3,060,594

(1)	In connection with our initial public offering in 2008, we engaged Ernst & Young to audit our financial statements for the years ended December 31, 2005, 2006, and 2007. All fees for such services were billed and paid in 2008.

(2)	Audit Fees relate to services rendered for the audits of our annual financial statements, for the review of quarterly financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. In 2009, $502,504 of the Audit Fees related to audit and review services expensed in 2009, and $48,774 of the Audit Fees related to services provided in connection with our secondary public offering completed in September 2009, including the filing of our Registration Statement on Form S-1. In 2008, $553,584 of the Audit Fees related to audit and review services expensed in 2008, and $2,408,663 of the Audit Fees related to services provided in connection with our initial public offering completed in November 2008, including the filing of our Registration Statement on Form S-1, the audits of our 2005, 2006, and 2007 financial statements, and the review of quarterly financial statements during the pendency of the initial public offering.

(3)	For 2009, Tax Fees consisted of $73,221 for tax advisory services, $8,465 for tax return services for prior years provided in 2009, and $35,172 for assistance with IRS examinations. For 2008, Tax Fees consisted of $20,599 for tax advisory services, $32,421 for tax return services, and $45,327 for assistance with IRS examinations.

Approval of Independent Registered Public Accounting Firm Services and Fees
The audit committee has adopted a policy regarding pre-approval of audit and non-audit services performed by our independent registered public accounting firm. The audit committee is responsible for pre-approving all engagements of our independent registered public accounting firm. The policy also highlights services the audit committee will and will not approve for audit and non-audit services. The policy requires that written documentation be provided by the independent registered accounting firm to the audit committee for all tax services.
The audit committee may, annually or from time to time, set fee levels for certain non-audit services, as defined in the policy, or for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the audit committee. The audit committee may delegate to the audit committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full audit committee at the next scheduled meeting.
On a regular basis, management provides written updates to the audit committee regarding the amount of audit and non-audit service fees incurred to date. All of the services described above for fiscal years 2009 and 2008 were approved by our Audit Committee and Board of Directors, respectively.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

AUDIT COMMITTEE REPORT
Our audit committee is composed of three members, each of whom the Board has determined to be an independent director as defined by the listing standards of the Nasdaq Stock Market. The duties of the audit committee are summarized in this Proxy Statement under “Committees of Our Board of Directors” on page 5 and are more fully described in the audit committee charter adopted by the Board of Directors.
One of the audit committees primary responsibilities is to assist the Board in overseeing the Company’s management and independent registered public accounting firm in regard to our financial reporting and internal controls over financial reporting. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.
We have (a) reviewed and discussed our Company’s audited financial statements for the fiscal year ended December 31, 2009, with management; (b) discussed with our Company’s independent registered public accounting firm the matters required to be discussed by Codification of Statements on Auditing Standards, AU § 380 regarding communication with audit committees; (c) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and (d) discussed with the independent registered public accounting firm its independence.
Based on the review and discussions with management and our independent registered public accounting firm referred to above, we recommended to our Board of Directors that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.
Audit Committee:
Jack A. Henry (Chair)
David J. Johnson
Gerald F. Colangelo

EXECUTIVE OFFICERS
The following sets forth information regarding our non-director executive officers as of the date of this proxy statement. For information regarding Brent D. Richardson, our Executive Chairman, Brian E. Mueller, our Chief Executive Officer and a director, and Christopher C. Richardson, our General Counsel and a director, see “Proposal No. 1 — Election of Directors — Directors and Director Nominees.”

Name	Age	Position
Daniel E. Bachus	39	Chief Financial Officer
Dr. W. Stan Meyer	49	Executive Vice President
Dr. Kathy Player	46	Grand Canyon University President
Joseph N. Mildenhall	56	Chief Information Officer
Michael S. Lacrosse	54	Chief Technology Officer
Daniel E. Bachus has been serving as our Chief Financial Officer since July 1, 2008. From January 2007 until June 2008, Mr. Bachus served as chief financial officer for Loreto Bay Company, a real estate developer. From 2000 to 2006, Mr. Bachus served as the chief accounting officer and controller of Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix. From 1992 to 2000, Mr. Bachus was employed by Deloitte & Touche LLP, most recently as an audit senior manager. Mr. Bachus received a Bachelor of Science degree in Accountancy from the University of Arizona and a Master in Business Administration degree from the University of Phoenix. Mr. Bachus is also a certified public accountant.
Dr. W. Stan Meyer has been serving as our Executive Vice President since July 1, 2008. From August 2002 to June 2008, Dr. Meyer was employed by Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between June 2006 to June 2008 as its executive vice president of marketing and enrollment. Dr. Meyer previously served as a regional vice president of the University of Phoenix Online, a unit of the University of Phoenix, and division director of Axia College and of the School of Advanced Studies, also units of the University of Phoenix. From 1983 to 2002, Dr. Meyer held several positions with the Concordia University system, including director of operations for Concordia University’s education network. Dr. Meyer received a Bachelor of Arts in Communications degree from Concordia University and a Master of Business Administration degree and a Doctor of Education in Institutional Management degree from Pepperdine University.
Dr. Kathy Player has been serving as Grand Canyon University President since July 31, 2008. From 2007 to July 2008, she served as our Provost and Chief Academic Officer. From 1998 to 2007, Dr. Player served in several other leadership roles at Grand Canyon University, including most recently as Dean of the Ken Blanchard College of Business. Dr. Player received a Bachelor of Science degree in Nursing from St. Joseph’s College, a Master of Business Administration degree and a Master of Science degree in Nursing Leadership from Grand Canyon University, a Master of Science degree in Counseling from Nova Southeastern University, and a Doctorate of Education degree in Counseling Psychology from the University of Sarasota.
Joseph N. Mildenhall has been serving as our Chief Information Officer since September 2009. From 1998 to September 2009, Mr. Mildenhall was employed by Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between June 2006 and September 2009 as its chief information officer. From 1998 to 2006, Mr. Mildenhall directed the design, development and deployment of the University of Phoenix online education environment and the student and faculty Internet portal supporting the rapid growth of the online campus beginning in 1998. From 1979 to 1988, Mr. Mildenhall held increasingly responsible roles in software development at J&K Computer Systems, eventually becoming vice president and co-owner. When J&K Computer Systems was acquired by National Computer Systems, Mr. Mildenhall continued in senior software development and technology leadership roles through 1998. Mr. Mildenhall holds a Bachelor of Science degree in Accounting from Brigham Young University and a Master of Business Administration from the University of Phoenix.
Michael S. Lacrosse has been serving as our Chief Technology Officer since September 2009. From August 2006 to August 2009, he served as our Chief Information Officer. From February 2001 to August 2006, Mr. Lacrosse served as chief information officer of Trax Technology, a global transportation management firm, and 21st Century Learning, an educational technology company which provides supplemental curricula to K-12 students, professional development opportunities for teachers and administrators, and educational programs for parents.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis should be read in conjunction with “Compensation of Named Executive Officers” and the related tables that follow.
Overview
The purpose of this compensation discussion and analysis is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers, who consist of our principal executive officer, our principal financial officer, and our four other most highly compensated executive officers whose total compensation for the fiscal year ended December 31, 2009, was in excess of $100,000 and who were serving as executive officers at the end of that fiscal year, all as set forth in the Summary Compensation Table set forth below.
This compensation discussion and analysis addresses and explains the compensation practices we followed in 2009, the numerical and related information contained in the summary compensation and related tables presented below, and actions we have taken regarding executive compensation since the end of our 2009 fiscal year. Specifically, this compensation discussion and analysis addresses:
•	the objectives of our compensation program (found in the section entitled “Objectives of Compensation Programs”);
•	what our compensation program is designed to reward (also described in the section entitled “Objectives of Compensation Programs”);
•	each element of compensation (set forth in the section entitled “Compensation Programs Design and Elements of Compensation”);
•	why each element was chosen (described with each element of compensation, including base pay, short-term incentives and long-term incentives);
•	how amounts and formulas for pay are determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives); and
•	how each compensation element and our decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements (described with each element of compensation).
Compensation Determinations
All of our named executive officers who appear in the Summary Compensation Table are parties to employment agreements that have been in effect since before our initial public offering, and the level of base salary to be paid to those officers over the term of their respective employment agreements was determined as part of the negotiation process relating to such agreements.
Our compensation committee’s charter empowers it to set all compensation, including, but not limited to, salary, bonus, incentive compensation, equity awards, benefits and perquisites, for our executive officers. Our compensation committee makes such determinations with respect to our Executive Chairman and Chief Executive Officer and, for all other executives, makes such determinations in consultation with our Executive Chairman and Chief Executive Officer. For additional information regarding the compensation committee, please see “Corporate Governance and Board Matters — Committees of Our Board of Directors — Compensation Committee.”

Objectives of Compensation Programs
We pay our executive officers based on business performance and individual performance, and, in setting compensation levels, we take into consideration our past practices, our current and anticipated future needs, and the relative skills and experience of each individual executive.
Compensation philosophy. Under our compensation philosophy, a named executive officer’s total compensation will vary based on our overall performance and the particular named executive officer’s personal performance and contribution to our overall results. This philosophy generally applies to all of our employees, although the degree of variability and compensation at risk increases as an employee’s function and level of responsibility increases. Our overall goals in implementing this philosophy are to attract, motivate, and retain highly qualified individuals responsible for guiding us and creating value for our investors.
Compensation objectives. We believe that the compensation program we follow helps us achieve the following objectives:
•	Compensation should be related to performance. We believe that the performance-based portion of an individual’s total compensation should increase as the individual’s business responsibilities increase. Thus, a material portion of executive compensation is linked to our and the individual’s performance, which also serves to align the named executive officers’ interests with those of our investors.
•	Compensation should be competitive and cost effective. We believe that our compensation programs should foster an innovative, high integrity, and performance-oriented culture that serves to attract, motivate, and retain executives and other key employees with the appropriate skill sets to lead us through expected future growth in a dynamic, competitive, and highly regulated environment. Accordingly, we seek to provide compensation, in amounts and based on performance targets, necessary to achieve these goals and which is of fair value relative to other positions at the Company.
Company compensation policies. During 2009, our named executive officers’ total in-service compensation consisted of base salaries, cash bonuses, limited perquisites, and other benefits generally available to all employees. With regard to these components, we adhere to the following compensation policies:
•	Founders with significant equity stakes require limited cash or equity incentives. As founders of our Company, Brent D. Richardson and Christopher C. Richardson have significant equity ownership in the Company. We believe that the Richardsons’ ownership stake provides a level of motivation that would not be appreciably enhanced through material cash bonus opportunities or the grant of further equity incentives. Accordingly, in 2009, the Richardsons were compensated solely through base salary, a limited bonus and limited perquisites.
•	Cash should be the principal component of compensation. The Company’s compensation policy focuses most heavily on providing the opportunity for its named executive officers to earn total cash compensation at levels that enable the Company to achieve the motivation and retention goals described above, and to provide equity incentives as a reward for superior performance rather than as a substitute for cash compensation.
•	Base salaries should generally be the largest component of cash compensation. Our compensation programs generally reflect our view that base salaries reflect compensation for the named executive officers to perform the essential elements of their respective jobs, and that cash bonuses are a reward for superior company and individual performance. In this regard, base salary should generally be the largest component of cash compensation.
•	Cash incentives should be linked to performance. In 2009, we adopted a formal, performance-based cash bonus plan (the “Cash Incentive Plan”) pursuant to which bonuses paid to our named executive officers are based on overall company and individual performance.

We believe our policies have helped us achieve our compensation objectives of attracting, motivating, retaining, and rewarding our key officers.
Compensation Programs Design and Elements of Compensation
We choose to pay each element of compensation to further the objectives of our compensation program, which, as noted, include the need to attract, motivate, retain, and reward key leaders critical to our success by providing competitive total compensation.
Elements of In-Service Compensation. For our 2009 fiscal year, our executive compensation mix included base salary, cash bonuses, limited perquisites, and other benefits generally available to all employees. We generally determine the nature and amount of each element of compensation as follows:
•	Base salary. We typically agree upon a base salary with a named executive officer at the time of initial employment, which may or may not be reflected in an employment agreement. The amount of base salary agreed upon, which is not at risk, reflects our views as to the individual executive’s past experience, future potential, knowledge, scope of anticipated responsibilities, skills, expertise, and potential to add value through performance, as well as competitive industry salary practices. Although minimum base salaries for each of our current named executive officers are set by their respective employment agreements, as described below, we review executive officer salaries annually and may increase them based on an evaluation of the Company’s performance for the year and the performance of the functional areas under an executive officer’s scope of responsibility. We also consider qualitative criteria, such as education and experience requirements, complexity, and scope or impact of the position compared to other executive positions internally.
•	Bonuses. We provide cash bonuses, which typically are at-risk, to recognize and reward our named executive officers based on our success and their individual performance in a given year. For 2009, we awarded performance-related bonuses based on the Cash Incentive Plan we adopted at the beginning of the year. The operation of this plan as it relates to our named executive officers is described in more detail below.
•	Share-based compensation. Our Equity Incentive Plan had authorized 5,336,566 shares of common stock for grants as of December 31, 2009. Under the terms of this plan, the number of shares authorized for grants thereunder automatically increased on January 1, 2010 by 2.5% of the number of shares of our common stock issued and outstanding on December 31, 2009, to 6,478,015 shares. We did not make any grants under this plan to our named executive officers in 2009.
•	Perquisites. We seek to compensate our named executive officers at levels that eliminate the need for material perquisites and enable each individual officer to provide for his or her own needs. Accordingly, in 2009, we provided limited perquisites to our named executive officers. See “Compensation of Executive Officers — Summary Compensation Table” for additional detail.
•	Other. We offer other employee benefits to named executive officers for the purpose of meeting current and future health and security needs for the executives and their families. These benefits, which we generally offer to all eligible employees, include medical, dental, and life insurance benefits; short-term disability pay; long-term disability insurance; flexible spending accounts for medical expense reimbursements; and a 401(k) retirement savings plan. The 401(k) retirement savings plan is a defined contribution plan under Section 401(a) of the Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits, with such contributions subject to a matching Company contribution up to prescribed limits.

Elements of Post-Termination Compensation and Benefits. The employment agreements of our current named executive officers provide for post-termination salary and benefit continuation in the event of a termination by us without Cause (as defined below) or by the executive for Good Reason (as defined below) or in the event of any such termination within 12 months following a Change in Control (as defined below), and for so long as the named executive officer abides by customary confidentiality, non-competition, and non-solicitation covenants and executes a full release of all claims, known or unknown, that the executive may have against the Company. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable, and we have not historically taken into account any amounts that may be received by a named executive officer following termination when establishing current compensation levels. The elements of post-termination compensation that were in effect during 2009 pursuant to the written employment agreements consisted of the following:
•	Salary continuation. Each named executive officer would continue to receive salary payments for a period of 12 months following any qualifying termination of employment.
•	Benefits continuation. Each named executive officer would continue to receive Company -paid premiums for continued group health benefits under COBRA during the 12-month salary continuation period.
•	Partially accelerated vesting of stock options. Mr. Mueller, Dr. Meyer, and Mr. Bachus would receive partial acceleration of the vesting of certain of their stock options to the next vesting date immediately following the date of termination, in the event of a termination by us without Cause or by the executive for Good Reason.
•	Fully accelerated vesting of stock options. In the event of a termination by us without Cause or by the executive for Good Reason within 12 months following a Change in Control, each named executive officer would receive full acceleration of the vesting of their stock options.
See “Potential Payments Upon Termination or Change in Control” for additional detail.
Impact of Performance on Compensation
In March 2009, our compensation committee adopted the Cash Incentive Plan for our named executive officers and other eligible senior management team members that was in effect for the 2009 fiscal year. Under the Cash Incentive Plan, a participant’s bonus is based on the Company’s achievement of revenue and Adjusted EBITDA targets, as well as the participant’s achievement of individual performance goals. For purposes of the plan, Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) royalty payments incurred pursuant to an agreement with our former owner that was terminated as of April 15, 2008; (ii) share-based compensation and any other expense related to equity compensation awards for the applicable fiscal year; (iii) any extraordinary, nonrecurring items, as determined by the compensation committee; and (iv) all amounts (including settlement payments, legal fees, costs and other litigation and/or settlement expenses) expensed during the applicable fiscal year in connection with the settlement of litigation matters. We focus on Adjusted EBITDA in connection with our Cash Incentive Plan because we believe that it provides useful information regarding our operating performance and executive performance as it does not give effect to items that management does not consider to be reflective of our core operating performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Discussion” in our Annual Report on Form 10-K for further information. As such, we believe it is fair and reasonable to our executives to assess their individual performance on the same basis as our performance is assessed by our Board of Directors and investors.
Company performance. Depending on a participant’s management level, the financial metrics account for between 60% and 80% of the target bonus and the specific individual performance goals account for between 20% and 40% of the target bonus.
Individual performance. In reviewing individual performance, we look at an executive’s achievement of non-financial objectives that, with respect to a given participant, may include achieving objectives related to, among other things, program development and expansion, regulatory compliance, and enrollment growth.

Calculation of Bonuses. Each named executive officer has a target bonus percentage set forth in his or her written employment agreement, except for Messrs. Brent D. Richardson and Christopher C. Richardson, whose targets are set by the compensation committee. For 2009, the target bonus percentage for the named executive officers was as follows:

Target Bonus as a
Name	Percentage of Base Salary
Brent D. Richardson	8.4%
Brian E. Mueller	100.0%
W. Stan Meyer	50.0%
Daniel E. Bachus	50.0%
Christopher C. Richardson	25.2%
Kathy Player	50.0%
For each named executive officer, the financial metrics account for 80% of the target bonus, with the revenue target and the Adjusted EBITDA target accounting for 37.5% and 62.5% of such 80%, respectively, and the specific individual performance goals account for 20% of the target bonus. The actual percentage is determined on the basis of the Company’s achievement of the revenue and Adjusted EBITDA targets that the compensation committee establishes for the applicable fiscal year. With respect to these targets, the threshold goal is set using the Company’s budget for the applicable fiscal year. For participants to earn any payout under the plan, the Company must achieve at least of 95% of both budgeted revenue and Adjusted EBITDA. Assuming both of these thresholds are achieved, payouts are made based on the Company’s achievement of a minimum of 95% of budgeted revenue and Adjusted EBITDA (resulting in a bonus of 50% of the target bonus allocable to the financial metrics) and a maximum of 105% of budgeted revenue and 107% of Adjusted EBITDA (resulting in a bonus of 150% of the target bonus allocable to the financial metrics). Performance between minimum and maximum levels results in prorated payments to plan participants using straight-line interpolation.
Shown below is a summary of the matrix described above:

Goal	Threshold	Target	Maximum
Revenue goal (37.5% of financial metric)	95% of budget	100% of budget	105% of budget

Adjusted EBITDA (62.5% of financial metric)	95% of budget	100% of budget	107% of budget

Bonus payout as a % of Target Bonus	50%	100%	150%
Under the Cash Incentive Plan, the actual bonus that a named executive officer could earn under the plan for a given fiscal year ranges from 0% to a maximum of 140% of his or her annual target bonus (with such maximum achieved by obtaining the maximum payout for achieving the financial metrics (80% * 150%, or 120%) and achieving the individual goals (an additional 20%). To illustrate how the plan functions, assume that a participant’s base salary for 2009 is $300,000 and that the target bonus is 50% of base salary. Of this target bonus of $150,000, $45,000 (or 37.5% of the 80% subject to achievement of the financial metrics) would be based upon the Company’s achievement of the revenue target, $75,000 (or 62.5% of the 80% subject to the achievement of the financial metrics) would be based on the Company’s achievement of the Adjusted EBITDA target, and $30,000 (20%) would be based on the participant’s achievement of his or her individual performance goals. If the revenue target is achieved at the threshold level (so only 50% of the revenue component is payable at that level), the Adjusted EBITDA target is achieved at the maximum level (so that 150% of the Adjusted EBITDA component is payable at that level), and the specific individual performance goals are met, the participant would be entitled to a potential bonus of $165,000 (calculated as $22,500 plus $112,500 plus $30,000).
The plan for eligible senior management other than the named executive officers is similar to the above, except that, for participants below the named executive officer level, the bonus is calculated based on two six-month cycles, such that the determination of the bonus payable for each half of the applicable year is determined on the basis of the achievement of the revenue, Adjusted EBITDA and individual performance targets established for each such period.

2009 Financial Goals. The following table shows the Company financial goals established for the named executive officers for 2009. These financial goals were selected based upon the Company’s budget for 2009, which the Board of Directors believes is the appropriate level at which to set goals in order to maximize the incentive for superior performance.

			Maximum
			(105% of Budget for
	Threshold	Target	Revenue/107% of Budget
	(95% of Budget)	(100% of Budget)	for Adjusted EBITDA
Revenue	$249,115,658	$262,227,009	$275,338,359
Adjusted EBITDA	61,537,255	64,776,058	69,310,382
Actual performance vs. compensation paid for 2009
For 2009, the Company achieved revenue equal to 99.9% of target and Adjusted EBITDA equal to 100.5% of target, respectively. Accordingly, the named executive officers achieved incentive bonuses equal to the following percentages of their base salaries:

Actual 2009 Bonus as a
Name	Percentage of Base Salary
Brent D. Richardson	8.5%
Brian E. Mueller	101.7%
W. Stan Meyer	50.9%
Daniel E. Bachus	50.9%
Christopher C. Richardson	25.6%
Kathy Player	50.9%
Equity Incentives
In 2008, our Board of Directors and stockholders adopted the Equity Incentive Plan and authorized and reserved a total of 4,199,937 shares of our common stock for issuance thereunder. This reserve automatically increased on each of January 1, 2009 and January 1, 2010 by 2.5% of the number of shares of common stock issued and outstanding on December 31, 2008 and December 31, 2009, respectively, so that there is now authorized and reserved a total of 5,336,566 shares. The number of shares authorized and reserved under the Equity Incentive Plan will increase on each subsequent January 1 through 2018 by an amount equal to the smaller of (a) 2.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) a lesser amount determined by our Board of Directors. Shares subject to awards that expire or are cancelled or forfeited will again become available for issuance under the Equity Incentive Plan. The shares available are not reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares are deducted from the shares available under the Equity Incentive Plan.
The following table provides information as of December 31, 2009, with respect to shares of our common stock that may be issued under our existing equity compensation plans:
Equity Compensation Plan Information

	Number of securities to be		Weighted-average	Number of securities
	issued upon exercise of		exercise price of	remaining available for
	outstanding options,		outstanding options,	future issuance under
Plan Category	warrants and rights		warrants and rights	equity compensation plans
Equity Compensation Plans Approved by Securityholders	3,619,517	(1)	$12.00	1,717,049	(2)
Equity Compensation Plans Not Approved by Securityholders	None		—	None
Total	3,619,517	(1)	$12.00	1,717,049	(2)

(1)	Includes outstanding options to purchase shares of our common stock under our Equity Incentive Plan.

(2)	Includes shares available for future issuance under our Equity Incentive Plan.

We may grant awards under the Equity Incentive Plan to our employees, officers, directors, or consultants, or those of any future parent or subsidiary corporation or other affiliated entity. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units, and cash-based awards or other stock-based awards to any eligible participant.
Only members of the Board of Directors who are not employees at the time of grant are eligible to participate in the non-employee director awards component of the Equity Incentive Plan. The Board of Directors, based on the recommendation of the nominating and corporate governance committee, sets the amount and type of non-employee director awards to be awarded on a periodic, non-discriminatory basis. Non-employee director awards may be granted in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards.
In the event of a change in control, as described in the Equity Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Equity Incentive Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. In connection with a change in control, the compensation committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all non-employee director awards will automatically be accelerated in full, and the vesting of awards held by each of our named executive officers who are parties to employment agreements will automatically be accelerated in full upon termination other than for cause upon or within 12 months following such change in control. The Equity Incentive Plan also authorizes the compensation committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.
Our Board of Directors has approved a policy relating to the granting of stock options and other equity-based awards. Under this policy:
•	all stock option grants, restricted stock awards, and other equity based awards, which we collectively refer to as stock-based grants, must be approved by the compensation committee;
•	the date for determining the strike price and similar measurements for stock-based awards will be the date of the meeting (or a date shortly after the meeting) or, in the case of an employee, director, or consultant not yet hired, appointed, or retained, respectively, the subsequent date of hire, appointment, or retention, as the case may be;
•	we will not intentionally grant stock-based awards before the anticipated announcement of materially favorable news or intentionally delay the grant of stock-based awards until after the announcement of materially unfavorable news; and
•	the compensation committee will approve stock-based grants only for persons specifically identified at the meeting by management.
Role of the Compensation Consultant
The compensation committee has retained Mercer as its independent executive compensation consultant. The role of the outside compensation consultant is to assist the compensation committee in analyzing executive pay packages and contracts and understanding the Company’s financial measures. The compensation committee has the sole authority to hire and fire outside compensation consultants. The compensation committee’s relationship with Mercer is described on page of this Proxy Statement under “Committees of Our Board of Directors — Compensation Committee.”

Effect of Accounting and Tax Treatment on Compensation Decisions
Internal Revenue Code Section 162(m) Policy
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). With regard to our Equity Incentive Plan, we currently rely on an exemption from Section 162(m) for a plan adopted prior to the time a company becomes a public company. This transition exemption for our Equity Incentive Plan will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the plan earlier. With regard to the cash compensation we pay, in the form of both base salary and pursuant to our Cash Incentive Plan described above, since the targeted cash compensation of each of the named executive officers is at or well below the $1 million threshold, the compensation committee believes that Section 162(m) will not materially reduce the tax deductions that would be available to us for executive compensation. Our policy is to qualify, to the extent reasonable, our named executive officers’ compensation for deductibility under applicable tax laws. We reserve the right to provide compensation which is not tax-deductible, however, if we believe the benefits of doing so outweigh the loss of a tax deduction.
Internal Revenue Code Section 409A
Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A.
Accounting Standards
Grants of stock options under the Equity Incentive Plan are recognized as compensation expense for the fair value of equity-based compensation awards. The compensation committee considers the accounting implications of significant compensation decisions, including in connection with decisions that relate to the Equity Incentive Plan and equity award programs thereunder. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Conclusion
We believe that the compensation amounts paid to our named executive officers for their service in 2009 were reasonable and appropriate and in our best interests.

Significant Events After December 31, 2009
The compensation committee granted stock options to the Company’s named executive officers, other than Brent D. Richardson and Christopher C. Richardson, effective February 25, 2010. Each option vests 20% on each of the first five anniversaries of the date of grant, and has an exercise price of $21.10, which is equal to the closing price of our common stock on the date of grant. The number of shares granted to each such officer is as follows:

Name	Number of Shares Subject to Option
Brian E. Mueller	100,000
W. Stan Meyer	40,000
Daniel E. Bachus	40,000
Kathy Player	25,000
In addition, in view of the importance to the Company of continuing growth in 2010 and future years, the compensation committee has determined to adjust the relative weighting of financial performance metrics under the Cash Incentive Plan, so that the financial metrics, which account for 80% of a named executive officer’s target bonus, will be based 50% on revenue (instead of the 37.5% in 2009) and 50% on Adjusted EBITDA (instead of the 62.5% in 2009). For 2010 and future years, the financial metrics bonus matrix will be as follows:

Goal	Threshold	Target	Maximum
Revenue goal (50.0% of financial metric)	95% of budget	100% of budget	105% of budget

Adjusted EBITDA (50.0% of financial metric)	95% of budget	100% of budget	107% of budget

Bonus payout as a % of Target Bonus	50%	100%	150%

Compensation of Named Executive Officers
Summary Compensation Table
The following table sets forth the total compensation earned for services rendered by our principal executive officer, our principal financial officer, and our four other most highly compensated executive officers whose total compensation for the fiscal year ended December 31, 2009 was in excess of $100,000 and who were serving as executive officers at the end of that fiscal year. The listed individuals are referred to herein as the “named executive officers.”

						Non-Equity
						Incentive Plan	All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation
Name and Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Total
Brent D. Richardson	2009	$297,500	$—	—	$—	$25,425	$17,408	$340,333
Executive Chairman	2008	297,500	18,000	—	—	—	15,628	331,128
	2007	283,395	75,000	—	—	—	30,169	388,564

Brian E. Mueller	2009	500,000	—	—	—	508,500	20,205	1,028,705
Chief Executive Officer and Director	2008	246,154	250,000	1,311,948	6,533,489	—	7,740	8,349,331
(Principal Executive Officer) (6)

Dr. W. Stan Meyer	2009	300,000	—	—	—	152,550	5,391	457,941
Executive Vice President (6)	2008	147,692	75,000	—	2,613,394	—	—	2,836,086

Daniel E. Bachus	2009	275,000	—	—	—	139,838	323	415,161
Chief Financial Officer	2008	132,212	68,750	—	2,352,058	—	—	2,553,020
(Principal Financial Officer) (6)

Christopher C. Richardson	2009	297,500	—	—	—	76,275	5,244	379,019
General Counsel and Director	2008	297,500	18,000	—	—	—	7,750	323,250
	2007	282,251	75,000	—	—	—	572	357,823

Dr. Kathy Player	2009	275,000	—	—	—	139,838	5,346	420,184
Grand Canyon University President	2008	230,000	75,000	—	398,139	—	7,750	710,889
	2007	152,025	53,000	—	—	—	5,037	210,062

(1)	For Mr. Mueller, Dr. Meyer, Mr. Bachus and Dr. Player, the amounts in this column for 2008 reflect non-performance-related bonuses that were negotiated in connection with the employment agreements we entered into with them prior to our initial public offering, as well as, for Dr. Player only, an additional discretionary bonus of $6,250. All other amounts in this column reflect discretionary bonuses paid prior to the time we became a public company.

(2)	The amounts shown in this column reflect the compensation costs attributable to unrestricted stock granted to Mr. Mueller in 2008 recognized in fiscal year 2008. The compensation costs are based on the grant date fair value for the shares of common stock granted. Such grant date fair value has been calculated on the basis of the fair market value of our common stock on the grant date. No shares of stock were granted in any year prior to 2008.

(3)	The amounts shown in this column reflect the compensation costs attributable to the stock options granted to the named executive officers in 2008. The compensation costs are based on the grant date fair value of each stock option and do not take into account any estimated forfeitures related to service-based vesting conditions, if any. Assumptions used in the calculation of the grant date fair value of each option granted during the 2008 fiscal year are set forth in Notes 2 and 15 to our financial statements for the fiscal year ended December 31, 2009 included in our 2009 Annual Report on Form 10-K. No options were granted in 2009 or in any year prior to 2008.

(4)	The amounts in this column reflect non-equity incentive payments earned pursuant to our Cash Incentive Plan.

(5)	For Mr. Brent D. Richardson, the amounts in this column include the value of payments made by us on a Company-owned vehicle used by Mr. Richardson and, for 2007 only, the amount of an employee-receivable forgiven by the Company and personal tax preparation fees paid for by the Company. For Mr. Mueller, the amount in this column reflects the value of tuition-free enrollment for an additional child at Grand Canyon University (beyond the single spouse or child tuition benefit available to all full-time Company employees). For Dr. Meyer, Mr. Christopher D. Richardson, and Dr. Player, the amounts in this column reflect matching payments made by the Company under our 401(k) plan. In 2009, the amounts in this column include company paid life insurance premiums for all named executive officers.

(6)	Mr. Mueller, Dr. Meyer, and Mr. Bachus commenced employment with us on July 1, 2008.

2009 Grants of Plan-Based Awards
During 2009, we made no grants of awards under our Equity Incentive Plan to our named executive officers. The following table sets forth certain information with respect to incentive plan awards under our Cash Incentive Plan for the fiscal year ended December 31, 2009 to each of our named executive officers:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Brent D. Richardson	$12,500	$25,000	$35,000
Brian E. Mueller	250,000	500,000	700,000
W. Stan Meyer	75,000	150,000	210,000
Daniel E. Bachus	68,750	137,500	192,500
Christopher C. Richardson	$37,500	$75,000	105,000
Kathy Player	68,750	137,500	192,500

(1)	These amounts reflect the Threshold, Target and Maximum bonuses payable to our named executive officers under our Cash Incentive Plan. All such awards have been paid, and the actual amounts paid are set forth in the Summary Compensation Table above.
2009 Outstanding Equity Awards at Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2009.

	Option Awards(1)				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option		Shares of Stock	Shares of Stock
	Options (#)	Options (#)	Exercise Price	Option Expiration	That Have Not	That Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested	Vested
Brian E. Mueller	218,657	874,631	$12.00	November 19, 2018	—	—
Dr. W. Stan Meyer	87,463	349,852	12.00	November 19, 2018	—	—
Daniel E. Bachus	78,716	314,868	12.00	November 19, 2018	—	—
Dr. Kathy Player	38,209	34,986	12.00	November 19, 2018	—	—

(1)	For Dr. Player,29,463 shares covered by her options were fully vested upon grant. The shares covered by the options granted to Mr. Mueller, Dr. Meyer, Mr. Bachus and the remainder of Dr. Player’s options vest in five successive equal annual installments upon the completion of each year of service with us over the five year period measured from the November 19, 2008 grant date, subject to fully accelerated vesting in the event of a termination of employment by us without cause or by the executive for good reason within 12 months following a change in control of the Company. Mr. Mueller, Dr. Meyer, and Mr. Bachus also receive partially accelerated vesting through the next vesting date immediately following the date of termination, upon the termination of employment by us without cause or by the executive for good reason.
Option Exercises and Stock Vested
None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2009. Mr. Brian E. Mueller, our Chief Executive Officer and Director, received a stock award of 109,329 shares of common stock on November 19, 2008, which was the date our registration statement for our initial public offering became effective, that was fully vested upon grant. The value of such grant was $1,311,948, which was determined by multiplying the number of shares of stock granted by $12.00, which was the initial public offering price of our common stock.

Executive Employment Agreements
Effective July 1, 2008, we entered into employment agreements with Mr. Mueller, Dr. Meyer, and Mr. Bachus that govern the terms of their service as our Chief Executive Officer, Executive Vice President, and Chief Financial Officer, respectively. Effective September 1, 2008, we entered into an employment agreement with Dr. Kathy Player that governs the terms of her service as the President of Grand Canyon University. Effective September 10, 2008, we entered into amended and restated employment agreements with each of Brent D. Richardson and Christopher C. Richardson that govern the terms of their service as Executive Chairman and General Counsel, respectively. Each agreement has a four-year term and automatically renews for one year periods after the initial four-year term unless either party provides written notice that it does not wish to renew the respective agreement. Except with respect to certain items of compensation, as described below, the terms of each agreement are similar in all material respects.
•	The agreements with each of Brent D. Richardson and Christopher C. Richardson provide for a base salary of $297,500, subject to annual review by the compensation committee, and entitle each to receive performance bonuses as determined by the compensation committee based upon the Company’s achievement of performance, budgetary, and other objectives, as set in advance by the compensation committee. The agreements do not set a target performance bonus as percentage of base salary, but leave such target to be determined by the compensation committee. In addition, and also as discussed elsewhere in this proxy statement, although Messrs. Richardson and Richardson are eligible to participate in the Equity Incentive Plan, we do not anticipate granting any material awards under the Equity Incentive Plan to them and their agreements do not provide for any such awards.
•	The agreements with each of Mr. Mueller, Dr. Meyer, Mr. Bachus and Dr. Player provide for a base salary of $500,000, $300,000, $275,000, and $275,000 per year, respectively, subject to annual review by the compensation committee, and, for 2008, also provided for a fixed bonus of $250,000, $75,000, $68,750, and $68,750, respectively. Dr. Player was awarded an additional $6,250 discretionary bonus for 2008 primarily intended to reward her for her exceptional efforts expended in 2008 in performing her duties, while also contributing to our successful initial public offering effort. The agreements entitle each of Mr. Mueller, Dr. Meyer, Mr. Bachus and Dr. Player to earn incentive compensation under the Cash Incentive Plan for 2009 and subsequent years targeted at 100%, 50%, 50%, and 50% of his or her base salary, respectively, subject to the satisfaction of criteria to be established by our compensation committee. Mr. Mueller, Dr. Meyer, Mr. Bachus and Dr. Player are also eligible to receive equity incentive awards under our Equity Incentive Plan.
•	Pursuant to their agreements, upon the effectiveness of our initial public offering in November 2008, Mr. Mueller, Dr. Meyer, and Mr. Bachus each received a grant of an option to purchase 1,093,288 shares of common stock, 437,315 shares of common stock and 393,584 shares of common stock, respectively, at the initial public offering price of $12.00 per share, which options vest ratably, on an annual basis, over a five-year period beginning on the date of grant. These options are subject to (i) accelerated vesting through the next vesting date immediately following the date of termination in the event of a termination of employment by us without cause or by the executive for good reason, and (ii) fully accelerated vesting in the event of a termination of employment by us without cause or by the executive for good reason within 12 months following a change in control of the Company. Mr. Mueller also received a grant of 109,329 shares of our common stock, which shares were fully vested on the date of grant.
•	Each agreement entitles the executive to receive customary and usual fringe benefits generally available to our senior management, and to be reimbursed for reasonable out-of-pocket business expenses.
•	Each agreement entitles the executive to certain benefits upon his or her termination of employment under specified circumstances.
In addition, each of the above employment agreements provides for payments upon certain terminations of the executive’s employment. For a description of these termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by these executives, see the heading “Potential Payments upon Termination or Change in Control” below.

Upon the effectiveness of our initial public offering, reflecting her long period of service to the Company, Dr. Player received a discretionary grant of (i) an option to purchase 43,732 shares of common stock at the initial public offering price of $12.00 per share, which option vests ratably, on an annual basis, over a five-year period beginning on the date of grant, and which is subject to fully accelerated vesting in the event of a termination of employment by us without cause or by the executive for good reason within 12 months following a change in control of the Company, and (ii) an option to purchase 29,463 shares of common stock at the initial public offering price of $12.00 per share, which option was fully vested upon grant.
Potential Payments upon Termination or Change in Control
We have employment agreements with our named executive officers that entitle them to certain severance payments and other benefits in the event of certain types of terminations, which are summarized below.
Termination for Cause
Each of the employment agreements provides that if the named executive officer is terminated by us for “Cause,” the named executive officer will be entitled to receive only his or her base salary then in effect, pro rated to the date of termination, and all fringe benefits through the date of termination, and all of such officer’s vested and unvested options will terminate. For purposes of each of the employment agreements, “Cause” is defined as (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to the business of the Company; (b) the executive’s material breach of the employment agreement; (c) the executive’s breach of the Company’s employee nondisclosure and assignment agreement; (d) the executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (e) the executive’s inability to perform the essential functions of the executive’s position, with or without reasonable accommodation, due to a mental or physical disability; (f) the executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors, provided that the executive has received written notice of the action or omission giving rise to such determination and has failed to remedy such situation to the satisfaction of the Board of Directors within 30 days following receipt of such written notice, unless the executive’s action or omission is not subject to cure, in which case no such notice shall be required, or (g) the executive’s death.
Termination Without Cause or Termination for Good Reason
Each of the employment agreements provides that if the named executive officer’s employment is terminated by us without Cause, or by the executive for “Good Reason,” the named executive officer will be entitled to receive his or her base salary then in effect, pro rated to the date of termination, as well as a severance package consisting of the following:
•	a severance payment equivalent to 12 months of the executive’s base salary then in effect on the date of termination, payable in accordance with the Company’s regular payroll cycle commencing with the first payroll date occurring on or after the 60th day following the date of the executive’s termination of employment;
•	payment by us of the premiums required to continue the executive’s group health care coverage for a period of 12 months following the executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that the executive timely elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period; and
•	with respect to Mr. Mueller, Dr. Meyer, and Mr. Bachus, acceleration of the vesting of the next annual installment of the options granted to them in November 2008 that would otherwise have vested on the next vesting date following the termination of the executive’s employment.

To receive the severance package, the executive must: (i) comply with all surviving provisions of his or her agreement, including the non-competition, non-solicitation, and confidentiality provisions described below, and (ii) execute a full general release, releasing all claims, known or unknown, that executive may have against us arising out of or in any way related to executive’s employment or termination of employment with us. In addition, for options that previously vested, the executive has until the earlier of three months from the date of separation and the expiration of the applicable option to exercise such option.
For purposes of each of the employment agreements, “Good Reason” is defined as the occurrence of any of the following conditions without the executive’s written consent, which condition remains in effect 30 days after the executive provides written notice to us of such condition: (a) a material reduction in the executive’s base salary as then in effect prior to such reduction, other than as part of a salary reduction program among similar management employees, (b) a material diminution in the executive’s authority, duties or responsibilities as an employee of the Company as they existed prior to such change, or (c) a relocation of the executive’s principal place of work that increases the executive’s one-way commute distance by more than 50 miles; provided that the executive will be deemed to have given consent to any such condition if the executive does not provide written notice to us of his or her intent to exercise such rights within 30 days following the first occurrence of such condition.
Termination Upon a Change in Control
Each of the employment agreements provides that if the named executive officer’s employment is terminated by us without Cause or by the executive for Good Reason, in each case upon or within 12 months following a “Change in Control,” then, in addition to receiving his or her base salary then in effect, pro rated to the date of termination, and the severance package described above, the named executive officer will also be entitled to acceleration of the vesting of all stock options held by such executive that have not yet vested as of the date of such termination. For purposes of each of the employment agreements, “Change in Control” is defined as any one of the following occurrences: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total fair market value or total combined voting power of our then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (i) an acquisition of securities by any person who on the effective date of the employment agreement was the beneficial owner of more than 50% of such voting power, (ii) any acquisition of securities directly from us including, without limitation, pursuant to or in connection with a public offering of securities, (iii) any acquisition of securities by us, (iv) any acquisition of securities by a trustee or other fiduciary under a Company employee benefit plan, or (v) any acquisition of securities by an entity owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; (b) the sale or disposition of all or substantially all of the Company’s assets (other than a sale or disposition to one or more subsidiaries of the Company), or any transaction having similar effect is consummated; (c) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (d) the dissolution or liquidation of the Company.
Non-Competition and Non-Solicitation Obligations
Each of the agreements prohibits the executives from engaging in any work that creates an actual conflict of interest with us, and includes customary non-competition and non-solicitation covenants that prohibit the executives, during their employment with us and for 12 months thereafter, from (i) owning (except ownership of less than 1% of any class of securities which are listed for trading on any securities exchange or which are traded in the over the counter market), managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in the operation of a for-profit, postsecondary education institution or any other business that is in the same line of business as us; (ii) soliciting funds on behalf of, or for the benefit of, any for-profit, postsecondary education institution (other than us) or any other entity that competes with us; (iii) soliciting our current or prospective students to be students for any other for-profit, postsecondary education institution; (iv) inducing or attempting to induce any of our employees to leave our employ, or in any way interfering with the relationship between us and any of our employees; or (v) inducing or attempting to induce any of our students, customers, suppliers, licensees, or other business partners to cease doing business with, or modify its business relationship with, us, or in any way interfere with or hinder the relationship between any such student, customer, supplier, licensee, or business partner and us. Each of the executives has separately entered into a confidentiality agreement with us.

The following table provides information regarding the potential payments upon termination without Cause or for Good Reason, as well upon termination without Cause or for Good Reason after a Change in Control of the Company, which would have been paid to each executive in the event he or she had been terminated as of December 31, 2009. All payments in connection with any such termination will comply with Section 409A of the Code, to the extent Section 409A applies. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

				Termination without Cause or for Good Reason following
	Termination without Cause or for Good Reason			a Change in Control
			Acceleration of			Acceleration of
	Cash Payment	Benefits	Vesting of Options	Cash Payment	Benefits	Vesting of Options
	($)(1)	($)(2)	($)(3)	($)(1)	($)(2)	($)(3)
Brent D. Richardson	$297,500	$13,032	$—	$297,500	$13,032	$—
Brian E. Mueller	500,000	13,032	1,532,790	500,000	13,032	6,131,159
Dr. W. Stan Meyer	300,000	13,384	613,116	300,000	13,384	2,452,463
Daniel E. Bachus	275,000	13,601	551,805	275,000	13,601	2,207,219
Christopher C. Richardson	297,500	12,813	—	297,500	12,813	—
Dr. Kathy Player	275,000	8,253	—	275,000	8,253	296,503

(1)	Assumes a termination date of December 31, 2009, and is based on the executive’s salary in effect at such date.

(2)	Reflects the cost related to the continuation of the executive’s heath benefits for the period specified.

(3)	Calculated based on an assumed termination date of December 31, 2009 and the closing market price of our common stock on the Nasdaq Global Market on such date, less the applicable exercise price for each option for which vesting is accelerated.
Compensation Committee Report
The compensation committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:
David J. Johnson (Chair)
Chad N. Heath
D. Mark Dorman

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2010 for:
•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and named executive officers as a group.
The information in the following table has been presented in accordance with the rules of the SEC. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise noted below, the address for each holder listed below is 3300 W. Camelback Road, Phoenix, Arizona 85017.
The calculations of beneficial ownership in this table are based on 45,682,391 shares outstanding at February 28, 2010 and give effect to the voting agreement described below under “Certain Relationships and Related Transactions — Voting Agreement.”

	Common Stock
	Amount and Nature of
	Beneficial Ownership	Percent of Class(1)
Principal Stockholders:
Endeavour Capital Fund IV, L.P. and affiliates(2)	6,337,138	13.9%
Wells Fargo(3)	2,666,740	5.8%
Directors and Named Executive Officers:
Brent D. Richardson(4)	14,111,012	30.9%
Brian E. Mueller(5)	327,986	*
Christopher C. Richardson(4)	14,111,012	30.9%
Daniel E. Bachus(5)	88,716	*
Dr. W. Stan Meyer(5)	88,963	*
Joseph N. Mildenhall	1,100	*
Michael S. Lacrosse(5)	36,585	*
Dr. Kathy Player(5)	38,209	*
Chad N. Heath(6)	6,337,138	13.9%
D. Mark Dorman(6)	6,337,138	13.9%
David J. Johnson	11,298	*
Jack A. Henry	6,748	*
Gerald F. Colangelo	1,141	*
All directors and executive officers as a group (13 persons)	14,711,758	32.2%

*	Represents beneficial ownership of less than 1%

(1)	The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)	Endeavour Capital IV, LLC is the general partner of the Endeavour Entities and, except as noted below, has voting and dispositive power with respect to the shares held by the Endeavour Entities. Messrs. Chad N. Heath and D. Mark Dorman, each of whom is a managing director of Endeavour Capital IV, LLC and serves on our Board of Directors, disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests. The address for these entities is 920 SW Sixth Avenue, Suite 1400, Portland, Oregon 97204. Pursuant to a proxy and voting agreement, Messrs. Brent D. Richardson and Christopher C. Richardson have voting power over the shares owned by the Endeavour Entities. Each of Messrs. Brent D. Richardson and Christopher C. Richardson disclaims beneficial ownership of such shares, except to the extent of such voting interest.

(3)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 21, 2010.

(4)	The total for Messrs. Brent D. Richardson and Christopher C. Richardson consists of:
•	2,761,504 shares of common stock held of record by Exeter Capital, LLC, a limited liability company of which Brent D. Richardson, our Executive Chairman, is the manager, which are attributable to, and beneficially owned by, Mr. Brent D. Richardson;
•	2,762,370 shares of common stock held of record by Calle Camelia Investments, LLC, a limited liability company of which Christopher C. Richardson, our General Counsel and a director, is a manager, which are attributable to, and beneficially owned by, Mr. Christopher C. Richardson;
•	2,250,000 shares of common stock held of record beneficially owned by the sister and brother-in-law of Brent D. Richardson and Christopher C. Richardson;
•	6,337,138 shares of common stock held by the Endeavour Entities, as described in Note (2) above.
Pursuant to a proxy and voting agreement, Messrs. Brent D. Richardson and Christopher C. Richardson have voting power over the shares beneficially owned by each other, the Luke M. Buse and Staci Lin Buse Revocable Trust and the Endeavour Entities. The totals for Brent D. Richardson and Christopher C. Richardson include the shares owned by each other, the Luke M. Buse and Staci Lin Buse Revocable Trust and the Endeavour Entities, but do not include other shares that may remain subject to the proxy and voting agreement, as described in “Certain Relationships and Related Transactions — Voting Agreement” below, for the reasons described therein. Each of Messrs. Brent D. Richardson and Christopher C. Richardson disclaims beneficial ownership of such shares, except to the extent of such voting interest.

(5)	Includes shares of common stock issuable upon exercise of vested stock options.

(6)	Consists of 6,337,138 shares of common stock held of record by the Endeavour Entities (see note (2) above). Messrs. Chad N. Heath and D. Mark Dorman, each of whom is a managing member of Endeavour Capital IV, LLC, the general partner of the Endeavour Entities, and serves on our Board of Directors, disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Party Transactions
We have adopted a written related party transactions policy, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Under the policy, if we should discover related party transactions that have not been pre-approved, the audit committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. In addition, under the policy, certain types of transactions have been pre-approved by the audit committee, including employment arrangements with executive officers, director compensation, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions, and banking-related service transactions.
Certain Transactions
Set forth below is a summary of certain transactions since January 1, 2009, in which the Company was or is to be a participant and involving our directors, executive officers, beneficial owners of more than 5% of our common stock, and some of the entities with which the foregoing persons are affiliated or associated, and in which the amount involved exceeds or will exceed $120,000.
Investor Rights Agreement
We are party to an investor rights agreement with the Endeavour Entities and certain other named parties, which, as currently in effect, contains agreements among the parties with respect to registration rights.
Voting Agreement
As discussed in our Annual Report on Form 10-K, the Department of Education and many states and accrediting commissions require institutions of higher education to report or obtain approval of certain changes in control and changes in other aspects of institutional organization or control, including when a stockholder’s beneficial ownership of a company’s voting stock decreases below 25%. In order to avoid triggering such a change in control in connection with our initial public offering in November 2008 and our follow on offering in September 2009, certain of our stockholders, including those described in notes (2), (3) and (5) to the “Beneficial Ownership of Common Stock” table above, in compliance with applicable Department of Education and other applicable rules and regulations, entered into a proxy and voting agreement, pursuant to which such persons granted to Brent D. Richardson, our Executive Chairman, and Christopher C. Richardson, our General Counsel and a director, a five-year irrevocable proxy to exercise voting authority with respect to certain shares of our common stock held by such persons, for so long as such shares are held by such person. Under the terms of the proxy and voting agreement, if any person party to such agreement transfers shares covered by the agreement in open-market or other transactions, the Richardsons no longer have voting power as to such shares. Accordingly, the number of shares as to which the Richardsons have the shared power to vote or direct the vote will decrease over time as shares held by other parties to the voting agreement are sold. Because many of the shares held by parties other than those listed in the table set forth above under “Beneficial Ownership of Common Stock” are held in “street name,” we and the Richardsons may not be aware of when or whether any such sales have occurred.
Arrangement with Mind Streams
We are a party to an agreement with Mind Streams, LLC, which is owned and operated, in part, by Gail Richardson, father to Brent D. Richardson, our Executive Chairman, and Christopher C. Richardson, our General Counsel and a director. Pursuant to this agreement, Mind Streams identifies qualified applicants for admission to Grand Canyon University in return for which it is a paid a stated percentage of the net revenue (calculated as tuition actually received, less scholarships, refunds, and allowances) derived by us from those identified applicants that matriculate at Grand Canyon University. The term of the agreement runs through December 31, 2010, and can be terminated by either party upon 45 days’ prior written notice. For the year ended December 31, 2009, we paid Mind Streams $6.7 million pursuant to this arrangement for students enrolled and expenses reimbursed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our Company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our Company and written representations from our Company’s directors and executive officers, all reports required by Section 16(a) were filed on a timely basis for the fiscal year ended December 31, 2009, except that Dr. Kathy Player filed a late Form 4 with respect to the sale of 1,000 shares of common stock in November 2009, and Joseph N. Mildenhall filed a late Form 4 with respect to a grant of options to purchase 75,000 shares which he received at the time of his commencement of employment in September 2009.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to Grand Canyon Education, Inc., 3300 W. Camelback Road, Phoenix, Arizona, 85017, Attn: Investor Relations, or by calling (602) 639-7500.
ADDITIONAL INFORMATION
Our 2009 annual report and our Annual Report on Form 10-K for fiscal year 2009, including financial statements, are being mailed with this proxy statement to all stockholders of record as of March 29, 2010, including those stockholders whose shares are held in a brokerage, bank or similar account, who will receive the same mailing from the organization holding the account. Stockholders who wish to obtain an additional copy of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2009, may do so without charge by writing to Investor Relations, Grand Canyon Education, Inc., 3300 W. Camelback Road, Phoenix, Arizona 85017.
As of the date of this proxy statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. If any other matters properly come before the Annual Meeting calling for a vote of stockholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.
By Order of the Board of Directors,
Christopher C. Richardson
Secretary
Dated: April 7, 2010

GRAND CANYON EDUCATION,
INC
3300 W. CAMELBACK ROAD
Phoenix, AZ 85017
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
		☐	☐	☐

1.	Election of Directors

Nominees
01 Brent D. Richardson 02 Brian E. Mueller 03 Christopher Richardson 04 Chad N. Heath 05 D. Mark Dorman
06 David J. Johnson 07 Jack A. Henry 08 Gerald F. Colangelo

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

GRAND CANYON EDUCATION, INC
Annual Meeting of Shareholders
May 18, 2010 8:00 AM
This proxy is solicited by the Board of Directors
Proxy Solicited by Board of Directors for Annual Meeting - Tuesday, May 18, 2010
Brian E. Mueller and Daniel E. Bachus, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Grand Canyon Education, Inc. to be held on Tuesday, May 18, 2010 or at any postponement or adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Continued and to be signed on reverse side